Exhibit 99.1

MUELLER WATER PRODUCTS APPOINTS MICHAEL MORGAN AS CHIEF FINANCIAL OFFICER

Proven Financial and Operating Leader to Help Advance Mueller’s Strategy and Next Phase of Growth
Melissa Rasmussen to Support a Smooth Transition Through Year-End

ATLANTA, October 12, 2026 -- Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America, today announced a planned transition of its Chief Financial Officer with the appointment of Michael Morgan as Executive Vice President, Finance, effective October 28, 2026. Mr. Morgan will assume the role of Executive Vice President and Chief Financial Officer on or about November 19, 2026, following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2026 (the "Annual Report"). Melissa Rasmussen will continue to serve as Chief Financial Officer through the filing of the Annual Report and will remain with Mueller in an advisory role through December 31, 2026, to support a smooth transition.
Mr. Morgan is an accomplished financial and operating leader with more than 30 years of experience. He currently serves as Chief Financial Officer of Indicor, a diversified industrial company, where he is accountable for enterprise finance strategy, capital allocation and portfolio optimization. Prior to Indicor, Mr. Morgan spent a decade at Labcorp, where he served as Senior Vice President of Enterprise Finance and Chief Financial Officer of both the company’s Biopharma Laboratory Services and Diagnostics segments. In those roles, he led financial strategy, enterprise FP&A and acquisition integration. Earlier, Mr. Morgan held finance, operational and commercial leadership roles at The Timken Company, including as Vice President and Group Controller, as well as finance leadership and investor relations roles at PerkinElmer. Mr. Morgan earned a Master of Business Administration, with concentrations in Finance and Accounting, from the University of Notre Dame and a Bachelor of Arts in Economics and Political Science from Miami University.
“Mike is a proven industrial finance leader with an extensive track record working with management teams and boards to improve performance and drive profitable growth,” said Paul McAndrew, President and Chief Executive Officer of Mueller Water Products. “His operational background and experience in financial strategy will strengthen how we plan, forecast and execute across the business. Mike will be an important partner in advancing the Mueller Operating System and translating operational improvements into sustained value for customers, employees and shareholders.”
“I am excited to join Mueller, a company whose products play an essential part in delivering safe, reliable water to communities across North America,” said Mr. Morgan. “I look forward to partnering with Paul and the leadership team to strengthen execution, support disciplined investment in the business and advance Mueller’s strategy for profitable growth and long-term value creation.”
Mr. McAndrew continued, “On behalf of the Board and the entire Mueller team, I want to thank Melissa for her contributions and commitment to Mueller. She has played an important role in strengthening our finance organization and supporting Mueller’s priorities, and we appreciate her commitment to supporting an orderly transition. We wish her continued success.”
Ms. Rasmussen’s transition and separation are not the result of any disagreement with the Company on any matter relating to the Company’s financial statements, internal control over financial reporting, operations, policies, or practices.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. These include statements regarding the Company’s strategy, execution, operational improvements, growth and long-term value creation. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions, and expected future developments. Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors. These factors include the Company’s ability to complete an orderly leadership transition; the Company’s ability to attract and retain key personnel; the Company’s ability to execute its strategy, including the Mueller Operating System and related operational improvements, and the other factors described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and in later filings on Form 10-Q, as applicable. Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.
Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com
Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com